Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-219620) pertaining to the CARBO Ceramics Inc. Savings and Profit Sharing Plan of our report dated June 22, 2017, with respect to the statement of net assets available for benefits of the CARBO Ceramics Inc. Savings and Profit Sharing Plan as of December 31, 2016 included in this Annual Report (Form 11-K).

/s/ Postlethwaite & Netterville, APAC

Lafayette, Louisiana

June 22, 2018